To:

Tele2 AB (publ)
Skeppsbron 18
P.O. Box 2094
SE-103 13
Stockholm, Sweden

[          ], 2018

Dear Sir or Madam:

Re: Registration Statement on Form F-4

We have acted as Swedish counsel to Tele2 AB (publ), a public limited liability company organized under the laws of the Kingdom of Sweden (the “Company”), in connection with the proposed issuance of [        ] ordinary class B shares of the Company, quota value SEK 1.25 per share (the “Tele2 B Shares”) to the shareholders of Com Hem Holding AB (publ) (“Com Hem”) in exchange for the right to receive 1.0374 Tele2 B Shares and SEK 37.02 in cash for each ordinary share of Com Hem (the “Merger”).

In this capacity, we have examined a copy of the Registration Statement on Form F-4 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on [      ], 2018 under the United States Securities Act of 1933, as amended (the “Securities Act”), the Articles of Association of the Company and originals, or copies certified or otherwise identified to our satisfaction, of such other documentation, and questions of law, as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

Our opinion set forth below is limited to the laws of the Kingdom of Sweden and the issuance of Tele2 B Shares in accordance with the Registration Statement, and we express no opinion as to the effect of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion in the event of future changes in Swedish law or the interpretations thereof. Our opinion is based on the assumption that any documents provided to us will be executed without any alterations made thereto.

In addition, in rendering the foregoing opinion, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be reliable.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, it is our opinion that:

Assuming that the receipt of the requisite authorization from (i) the extraordinary meeting of Com Hem’s shareholders relating to the approval of the Merger Plan dated January 9, 2018 (the “Merger Plan”) and (ii) the extraordinary meeting of the Company’s shareholders relating to the approval of the Merger Plan and issuance of the Tele2 B Shares, that the Company notify the Swedish Companies Registration Office of the Merger including the issuance of the Tele2 B Shares and delivery, the Tele2 B Shares to be issued by the Company will have been duly authorized and will be validly issued in accordance with the laws of the Kingdom of Sweden and the Company’s Articles of Association applicable thereto, and will be fully paid and non-assessable.

No opinion may be implied or inferred beyond the opinion expressly stated above. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable laws or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours sincerely,

ADVOKATFIRMAN VINGE KB